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The following is a transcript of a February 18, 2011 conference call with various analysts participated in by Gary C. Evans, Chairman and Chief Executive Officer of Magnum Hunter Resources Corporation (“MHR”) , Ron Ormand, Executive Vice President and Chief Financial Officer of MHR, Brad Davis, Senior Vice President of Capital Markets with MHR, and H.C. “Kip” Ferguson, Executive Vice President of Exploration with MHR.

MAGNUM HUNTER RESOURCES
Moderator: M. Bradley Davis
February 18, 2011
10:00 a.m. ET

Operator:	Good morning. My name is Crystal, and I will be your conference operator today.

At this time, I would like to welcome everyone to the Magnum Hunter Resources fiscal year 2010 financial and operating results conference call.  All lines have been placed on mute to prevent any background noise, and after the speakers' remarks, there will be a question-and-answer session.

If you would like to ask a question during this time, simply press star, then the number one, on your telephone keypad, and if you would like to withdraw your question, press the pound key. Thank you.

I will now turn the conference over to Mr. Brad Davis.

Please go ahead, sir.

M. Bradley Davis:
Yes, and good morning from Houston, Texas.  This is the Magnum Hunter Resources fiscal year end 2010 financial and operating results conference call.  And again, my name is Brad Davis.  I'm the Senior Vice President of Capital Markets.

Today on the call, we have a number of our executives here.  I'm going to read some forward-looking statements in a minute, and then I'm going to turn the call over to Mr. Gary C. Evans, our Chairman and Chief Executive Officer, who will make some general comments and observations about fiscal year 2010, and then he'll turn it over to Mr. Ron Ormand, our Executive Vice President and Chief Financial Officer, who will then make some comments about the financial results from the year.

And then he'll turn it back over to Gary, who will make some closing comments, and then we'll open it up for Q&A.  One thing I would like to request in the Q&A is, we can answer some questions about financial modeling, but the nitty gritty, I would appreciate if you'd give me a call later today after the call.

I want to remind everybody that we have an updated investor relations presentation on our Web site at www.MagnumHunterResources.com.  And on that website, or in that investor presentation, on page two as well as at the bottom of this morning's press release, we have forward-looking statements.  I'm just going to be very brief here on these and then turn the call over to Gary.

The statements and information discussed during this conference call this morning that are not statements of historical fact, including all estimates and assumptions contained therein, are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our businesses or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of the environment and other governmental regulations.

So with that, I'm going to turn it over to Mr. Gary Evans, our Chairman and Chief Executive Officer, to talk about 2010 and what he sees going forward.

Gary?

Gary C. Evans:	Thank you, Brad.

And welcome, all of you, for listening in to our company's fourth quarter as well as full fiscal year 2010 conference call.  I'd like to just start out with just maybe summarizing some of our activities, which we put in the press release this morning.

Obviously, the measure of any oil and gas company's growth has to be key to reserves and production.  I'm very proud to report that our reserves were up 116 percent in 2010 over 2009, and our production was up 133 percent.

We did that predominantly in these resource play areas that we have been talking about over the past 18 months, being the Eagle Ford, Marcellus and of course we've expanded greatly in the Bakken with our pending acquisition of NuLoch.

We also, of course in February, completed our first entree into Appalachia Basin being our acquisition of Triad for $81 million.  That's proven to be some – almost I guess one year later now, a phenomenal acquisition.  We felt like it could be the springboard for us to build upon a much larger operation up in Appalachia.

It's surpassed our expectations, and most importantly, what many kind of viewed as having marginal leases in northwest West Virginia, we've now proven we have phenomenal leases with respect to having two wells now on production producing, combined, about 8 to 9 million a day of gas and 1,250 BTU, those being the Weese #1, Weese #3 wells over in Tyler County, West Virginia.

So we're now completing our third well, which is called the Ormet.  That's across the river in Ohio, and we're just drilling out the plugs on that well.  So we have got an area that we are very excited about that's allowed not only to continue to increase our existing acreage position via the acquisitions we made at year end with PostRock that we announced in December and January, but we also have other bolt-on transactions we're working on in these areas.

And having the infrastructure via the Eureka Hunter pipeline system that also came with the Triad acquisition has given us a unique advantage in this area of having the midstream opportunity that will enhance our ability to develop the leases and will enhance our ability to grow reserves and production in this area.

So we couldn't be more pleased with that transaction, and that's what's led us to do more things in the Appalachia area such as the NGAS acquisition that we announced on December 27.

So everybody knows about that transaction, by virtue of our press release.  To kind of update you, we did file our proxy for NGAS for the SEC, and we're expecting some kind of response.  It is being reviewed, hopefully, over the next you know two, three, four weeks.  We believe that that will be in short order, and that will allow us to then forward the final proxy to the NGAS shareholders for shareholder approval of that merger and acquisition.

We also made a decision to divest ourselves of non-core assets.  We made the first divestiture being the Cinco Terry asset in the latter part of last year for $21.5 million.  And we felt like a 10 percent non-operated interest in a field that we had no control over, predominantly gas, that we could take that money and redeploy into a much higher rate of return Eagle Ford wells. It was a prudent decision, and we believe that has definitely proven to be the case.

We have been successful in our perpetual preferred stock offerings.  We started the year with only about 4 or 5 million of that outstanding.  We ended the year with 100 million.  We sold that ourselves under our at-the-market program with another firm up in New York, and we'll be doing some other things in that regard, we hope, from now until the next few weeks.

So that has enabled us to have the liquidity to fund the expanded drilling program that we did in 2010.  I think it's important to note that we really didn't get started on the Eagle Ford activities as well as the Marcellus activities until the third, fourth quarter.  So the numbers are a bit skewed when you look at average numbers for the year.  The production has been ramping up as we've continued to put these wells on completion and production.

So the drilling programs that we've done in the Eagle Ford and in the Marcellus, I think, have educated our management and technical team greatly.  We now feel like we have got a good handle of where we consider to be some of the sweet spots, especially in the Eagle Ford.  We've been doing some additional leasing and some additional activities in that area to prove up our program that is ongoing here in 2011.

And then, one great is milestone is, the company was approved for the New York Stock Exchange listing, which happened the first week of January 2011.

So all in all, I think we had a great year of growth, obviously, with the transactions that we have pending, being NGAS and NuLoch. That growth is going to be substantial for 2011.

We exited, as we reported in the press release today, average daily production rate at December 31 of 2,732 BOE per day.  That was 55 percent crude oil.  And we're now producing over 3,000 barrels a day, headed to higher numbers with the completion of additional wells pending.

We anticipate, with the closing of NGAS and NuLoch, hopefully in the next 60 to 90 days, having production that will increase to over 6,000 BOE per day.  And our goal for exiting 2011 is a daily production rate of 10,000 barrels of oil a day.

And so we think, with that kind of production growth and profile, that puts us in an entirely different league as to where Magnum Hunter's been over the past year and a half to two years and puts us in a position to compete with much larger companies and to continue to excel in our growth path.

But the beauty of the acquisitions that we have pending, as well as our existing inventory of leases, is that we've got enough drilling to carry this company for the next three to five years.  So we do not have to make acquisitions to grow.  You can grow by the drill bit.

And that is our real game plan for the rest of 2011 is to be smart, efficient drillers of these resource plays to provide the highest rates of return.  And we monitor that extremely closely, and as any resource play, there are sweet spots and there are spots that are not so sweet, and you'll see us continuing to change our business plan to be in the areas that give us the best rates of return.

And so we're very excited about what we're drilling today.  We will continue to update the public as to proceed with that process.  So to enable to fund that, this board has approved $150 million capital budget for 2011 - $65 million of that is to drill seven wells in the Eagle Ford.  That's seven net wells.

And then liquids rich portion in Marcellus, predominantly in West Virginia and Ohio, $60 million is budgeted to drill 12.5 wells – net wells – and then we have about $25 million currently budgeted for our midstream activities being Eureka Hunter Pipeline.

So as we close NGAS, and as we close NuLoch, obviously that budget will increase due to the activities of those companies.  I will say we've gone ahead and funded our own drilling of a couple wells on the NGAS properties.  Those were to be sure we maintained some leases that possibly were going to expire or have some farm-out terms that enabled us to maintain a large block of acreage.

And we haven't announced results, or NGAS hasn't announced the results of those wells yet, but they're over in the Huron and the Weir formations of Appalachia.

So we'll continue to work closely with the companies that we're in the process of acquiring and working to make sure that their business runs as usual, and as we complete the acquisitions, it's all done in a manner that is conducive for the benefit of our shareholders.

So with that, I'd like to turn over the call to Ron Ormand, our Executive Vice President and CFO, who's going to give you some more specific financial parameters that we – resulted from our activities in 2010.

Ron?

Ronald Ormand:	Thanks, Gary.

Pleased to report our results here for the year ending December 31, 2010.  As the company is making this transition from a development company into a production company, we're going to see our results and margins significantly improve.  We're starting to see those results in the fourth quarter, but the full impact of our production increases will be – will be felt throughout the year in 2011.

Our oil and gas sales for the year were up 319 percent to $21.1 million.  On a BOE basis, we achieved approximately 33 percent increase per barrel from 37 percent to 55 per barrel.  In addition, we have reduced our LOE costs from $26 – roughly $27 to $22 per BOE, and we expect that to continue to trend downward as we add new production from our unconventional resources.

On the G&A side, you should note that approximately $14.5 million of our G&A is in the form of non-cash, non-recurring and acquisition expenses.  There's a significant amount of acquisition-related expenses that are recorded in 2011.  These are required to be spent.  Previously, those were capitalized.

Our recurring loss after we adjust for the non-cash, non-recurring, and also we're backing out our gain of approximately $6.7 million, which we attained on the sale of our Cinco Terry assets, is $0.06 per share.

As we exit the year, we looked at our position and our balance sheet and our financial position.  We're currently at a debt-to-capitalization ratio, 16 percent.  Our liquidity is approximately $45 million, and our funding, as we move forward into 2011, we're able to accomplish this with a very low cost of funding.  We've been able to reduce our cost of funding throughout the year and continue to believe we can do that as we move forward into 2011.

In addition, as we indicated, our production, which was about 1,600 barrels per day per year last year, which includes the Cinco Terry asset, is now up above 3,000 barrels per day, and we expect that to increase throughout the year with a exit rate of 10,000 barrels per day.

The fact is that we have put in the infrastructure, the G&A, accounting, legal, finance, to grow a much larger company, and now we're positioned to capitalize on the assets that we have and grow this company, therefore we don't have to add a lot in terms of additional overhead, thus the potential to increase our margins as we move forward with the increasing production.

With that, I'll turn it back to Gary.

Gary C. Evans:
I think that kind of gives a great summary of 2010 on both an operational and financial viewpoint, and we know we have a lot of listeners out there.  It's been about 15 to 20 minutes on the call.  So we'll let the analysts, probably, first ask us some more specific questions.

So, Operator, can you turn it over to our first caller?

Operator:	As a reminder, if you would like to ask a question, please press star, then the number one, on your telephone keypad. That's star one.

And your first question comes from the line of Kim Pacanovsky.

Kim Pacanovsky:	Hi, everyone.

M. Bradley Davis:	Good morning, Kim.

Kim Pacanovsky:	Could you talk about the E.R. – I'm sorry, the EUR estimates in Atascosa County, and you know obviously the rate results are lower there.

And if you could just walk us through the - how the geology changes as you move from the northeastern Gonzales County to more, further to the southwest, to Atascosa.

Gary C. Evans:	OK, Kim, I'm going to address a portion of your question, and you're lucky Kip's sitting here, so he can – he can address the geology. Otherwise I might really show my ignorance.

But first of all, Atascosa County, as you know, we own approximately 97 percent interest in two wells that we've drilled there called the Lagunillas Camp wells.  And obviously the IP rates weren't as high as we anticipated.  I think they were in the 300 - 350 range.

But what has – what has surprised is how well the production has held up.  It stabilized at rates that definitely improved the EUR.  We have now just decided, over the last week, to put both wells on artificial lift.  And so we have been running rods, and pumping units have been set, to put those wells on.

So we're anxious to see what those wells bump back up to. And they were still flowing – what, when we put them on?

H.C. “Kip” Ferguson:	One hundred and fifty barrels a day.

Gary C. Evans:	Yes, they were still 150 barrels a day, so not slouch. So the ...

Kim Pacanovsky:	Can you remind me, Gary, how long they've been on production?

H.C. "Kip" Ferguson, III:	One's been on longer than the other. One started in, I believe, November. The other one started in January.

Kim Pacanovsky:	OK.

Gary C. Evans:	So we decided, just for efficiency purposes, to put them both on the pump at the same time so we wouldn't have to bring rigs out there twice.

And so we put them both on.  So, from our perspective, the jury is still a bit out, because we want to see how they perform on artificial lift.  What we have learned in the Eagle Ford is that the Eagle Ford is acting very, very similar to the Bakken.  And we know this from our partners, like Hunt Oil, who have substantial operations in the Bakken.  Obviously the CEO of NuLoch has been drilling Bakken wells.

And so we're taking that view of how these wells you know level out and stay relatively flat as a very (good) positive.

Kim Pacanovsky:	OK.

Gary C. Evans:	One of the biggest problems on estimated EUR is we haven't had enough time ...

Kim Pacanovsky:	Right.

Gary C. Evans:	... Really to get a great handle. So I do – I can tell you this. Every month that kind of goes by, our in-house engineers look at that, and they get more comfortable, and then end up bumping up EUR.

So is Atascosa County area as good as what we're drilling in Gonzales County? Probably not. Is Atascosa County going to be an area that we further exploit? We don't know at this point.

You know we're also looking at some new technology that we're not really going to be privy to today, but I would say the wells are doing OK.  They're not you know rockets, for sure.  The stuff in Gonzales County looks a lot better, and that's where we're concentrating most of our efforts.

Kim Pacanovsky:	OK, that was a great answer.

And if Kip could just kind of go through some of the geologic differences that you've already observed.

H.C. "Kip" Ferguson, III:
Sure, Kim.  You know what we're finding in Gonzales County, there's a – there's a particular area that we're – obviously where our leases are located.  And the brittle rock there is probably – kind of indicating from production that it's more fractured.  And we're getting a lot higher production rates.

It's a little bit deeper, also.  And we like the – we like the GORs in this area.  So there's kind of a GOR area that we think is the sweet spot for the Eagle Ford.  We want to – we want to be in the oil window for sure.  We want to keep the GORs down so we don't gas lock things.  And we want to be in a depth that makes sense to drill and operate and produce these wells.

Gary C. Evans:	Yes, Kim, we definitely – when we first started our activities in Eagle Ford, we kept talking about the graben, and everybody's going, "What are you talking about this graben?"

Kim Pacanovsky:	Right.

Gary C. Evans:	And we – you know some of our partners were saying, "What are you guys talking about?" Well, now everybody's saying, "Wait a minute, you guys," you know ...

H.C. "Kip" Ferguson, III:	You're in it.

Gary C. Evans:	You're in the graben. And that's where you want to be. And so that Southern Hunter well, as you know, has been a phenomenal well. And we've – how many wells have we offset just on the Hunter now?

H.C. "Kip" Ferguson, III:
There's five wells.  Everyone's kind of snugging up to us.  We have every operator in the area now running over to propose wells next to us, now.  And we're getting bombarded with phone calls, "You know, what are you doing?"  And they're asking us now.

Gary C. Evans:	We might just give a quick overview of what we've drilled and what we're waiting on frac.

H.C. "Kip" Ferguson, III:
Well, right now, obviously we have the Gonzo Hunter, which is performing – it's still flowing today, I mean my – I just got reporting.  It's like 210 barrels of oil a day flowing.  It started October 1.  And I'm – I want to put the well on pump, and I can't – he won't die.

So we're quite excited about that.  So one of the things we've done now, we've drilled a Gonzo North well.  It should be fracked, it looks like February 25.  And we are drilling a well called the Furh #1.  Right now, we're building the curve and going out in the lateral as we speak.

Our JV partner, which is Hunt Oil, has drilled the Cinco Ranch #1 and #2 wells that are waiting for frac right after our Gonzo North.  We've built location, and we're building another location down by the Southern Hunter, which is going to be called the Geo Hunter well.  And we're going to be moving to that well following the Furh #1.  So a lot of activity in this area.

Kim Pacanovsky:	OK, and are all these wells in the graben?

H.C. "Kip" Ferguson, III:
They are part of the same complex, you know it's kind of a complex area.  The geology and the faults and the structure and the dips in this area are real predictable.  And you know we've seen a lot of the other areas down in the graben out in – further to the southwest of us that's real chopped up and gives us a lot of concern.

But as we get back into the – into the Magnum Hunter area, there's a lot less chopped up you know highly dipping structures.  It's really a nice place to drill and develop.  We're quite impressed with our potential out there.

Gary C. Evans:	Might just touch on the 3-D opportunity.

H.C. "Kip" Ferguson, III:
We have already started the process of acquiring and getting all the permits for 3-D.  It's in full force right now.  We're going to do about 190 square miles with our JV partners and some of the surrounding operators in the area.  So that's – we're trying to do that as fast we can, it's – everybody's in the field right now, and we're quite excited about that.

Kim Pacanovsky:	OK, great. I'm just going to ask one more question, and then I'll pop off. In Appalachia, the Weese #1003 – you had a shorter, much shorter horizontal leg there? Was that a lease line issue?

Gary C. Evans:	No, I don't think it was much shorter. I think it was similar lateral length as the other well.

Kim Pacanovsky:	Oh, I thought it was about 1,000 feet shorter. I'll have to go back and look at it. I thought it was.

Gary C. Evans:	No, they were – they were almost the exact same lateral length, and they – and they both came in basically producing the same way.

H.C. “Kip” Ferguson:	Yes.

Gary C. Evans:	They're like – they are twin wells, but they're producing just like one another.

Kim Pacanovsky:	OK, and since you've been successful in that region, have you seen any uptick in Tyler County activity by your peers?

H.C. "Kip" Ferguson, III:	We're seeing a lot of phone calls right now, and everyone's trying to not only contact us for joint venture possibilities, but they're also contacting Eureka Hunter for pipeline access.

Gary C. Evans:	Yes, we're finding out, Kim, that this – we took a bit of a gamble by you know building the pipe before we had the wells, and that has proven to be a ...

Kim Pacanovsky:	A good gamble?

Gary C. Evans:
... A smart decision.  It's been a great gamble, because now, we've got all kinds of deals.  I mean we are literally covered up with deals up in that area and just trying to you know be sure we can handle everything that's being presented to us.

But the guys that are running that division, I spent, you know, a couple hours with them yesterday, and we're – you know we've got all these new additional laterals we're looking at.  We're possibly going to go into Ohio.  And this gives – an opportunity on midstream there.  We're creating the market by building the midstream.

Kim Pacanovsky:	Great, OK, thanks. I'll jump off. Thanks for taking my questions, guys.

M. Bradley Davis:	Thanks, Kim.

Operator:	Your next question comes from the line of Chris Owens with Trafelet.

M. Bradley Davis:	Good morning, Chris.

Chris Owens:	Good morning. Hey, I just had a question, and I know this is a little bit early days to be asking, but I feel like Magnum Hunter ages in dog years – how fast you guys are putting things together.

But for the – for the Eureka pipeline, at some point, do you think you guys will be interested in dropping those assets into an MLP and sort of reducing the cost of capital?  When I read through a lot sell side notes, there doesn't seem to be much value ascribed to that asset, although if you sort of put it on a peer basis, it looks like it could be worth several hundred million dollars.

Gary C. Evans:
Well, the problem there, and believe me, that's something that we look at all the time, is that we've got to get the size and the scope of that larger.  Obviously the pipeline just started flowing gas in late December.  We're still building lateral.

So we totally agree with that analysis.  When we close NGAS, it's important to note that we're picking up 50 percent of another significant gas processing plant.  So our goal is to build this group of midstream assets up to a level that enables us to realize that value you've articulated.  But we're too early in the game.

And part of the problem is, the reason that we're successful on the upstream side, up in Marcellus, is because we control that.  And so giving up that control to a midstream company that may have a different board or a different objective doesn't meet our objectives of trying to get this gas on-stream immediately, do a new farm-out, do a new JV or another partner.

So we're still early in the game there, and I would say, give us a year, year and a half, and then we can be talking much more about that possibility.

Chris Owens:
OK, great.  And then, another question is, on the – on the Utica, it seems like there's been a lot of increased talk about that, and it seems like your acreage is you know approximate to the companies that are talking about it.

So I was wondering if you think there's prospectivity there and if you plan on drilling any wells into that formation, thanks – that horizon.

Gary C. Evans:
Actually, we agreed that the Utica is a geologic formation that more and more people are getting excited about in our neck of the woods.  Not many wells have been drilled in around us in Utica.  We had discussed the possibility of some of our future wells maybe going down and testing the Utica.

So at this point, we haven't made any concrete decisions as to what to do.  We're still watching others and seeing what others are doing in the area.  The Marcellus, at this point, is so profitable to us, it's hard to get too excited about the Utica, because we've got so much Marcellus drilling to do.

So I think I would say we will continue to watch others for the next you know 90 days to six months, and we might test a well at some point this year.

Chris Owens:	OK, and then just to be clear, do you – you do not intend to raise equity capital in 2011?

Gary C. Evans:	We have absolutely zero plans to raise equity capital in 2011 at this point in time. Now, we have other plans to raise capital, but they're not in the common equity market.

Chris Owens:	Thank you very much.

M. Bradley Davis:	Thank you, Chris.

Operator:	Your next question comes from the line of Subash Chandra with Jefferies.

Subash Chandra:
Yes, hi, good morning, guys.  A few questions here.  To follow up on the Eagle Ford, have you looked at gas lift, and I guess we're hearing that that can be quite effective, and when you – but I imagine what you're saying on pump, it's sort of the traditional method, or are you talking about gas lift?

H.C. "Kip" Ferguson, III:
Well, let me just tell you really quick, from the field, the gas lift is not working.  We've heard it from everyone who's tried it.  They don't like it.  It's expensive.  It's a pain.  We are trying – we did not want to do gas lift at all.  We don't need to.

And if you look at how the Bakken has developed, it went right from flowing into pumping units.  And it's been so successful, and we're trying to end up with the same producing model that the Bakken had.  That was the whole idea about our acreage position, our depth and our GOR.

And that's exactly what we're following.  We're quite excited about getting these wells on pump and looking down the road three or four months and trying to see how that impacts our EURs and rates and all of – and you know our future exploration out there.

Subash Chandra:
OK, yes, you know down at NAPE, you hear all sorts of things, so I'll double-check a few other things if you – you know the gas lift, one, I think was a – supposedly a Petrohawk well that got to 100 barrels.  They put in – they tried it, it went to 900 barrels.  But I haven't double-checked that.  I'm not sure that actually happened.

So but the second Eagle Ford question is, is there, in Gonzales County, a dolomitic layer below the upper Eagle Ford that is common to the good IPs?

H.C. "Kip" Ferguson, III:	Well, there's another layer – there is another layer between the Austin Chalk and the Eagle Ford. Is that what you're talking about?

Subash Chandra:	Yes, and – but below the upper Eagle Ford, so not quite in the lower, but is there a – is there, like the Bakken, a dolomitic layer which you can target or have been targeting?

H.C. "Kip" Ferguson, III:
There is a – there is a layer that – I know what you're talking about – that is present in some wells further to the southwest of our position.  And we don't see a lot of companies targeting that layer.  There are a few testing it.  The results I've heard were not really that good.  It's kind of hard to say.  There's not that much public information about it.

All the really – the good rate wells are down in the proper Eagle Ford, what we consider the middle, the lower Eagle Ford.  Our Southern Hunter well was in that proper Eagle Ford, or the middle to lower Eagle Ford.  And I mean, you know we couldn't get much better rates than what we had on the Southern Hunter.

Gary C. Evans:
Subash, I just want to make it clear that all of our acreage and all of our efforts in the Eagle Ford shale is in what's considered the oil leg.  We're not – we're not doing anything in the condensate window or the dry gas window.  So when Kip talks about Eagle Ford shale, it's all oil leg-related activity.

Subash Chandra:
Yes, I think some attribute – even though EOG says they're in the lower Eagle Ford, some have attributed those very high IPs to this (dolomitic) section that I guess runs through their acreage, but you know that's what I was inquiring about.

And the final question for me was back to the Utica here.  So there's a whole lot of Utica – you know you can imagine deals at NAPE.  No well (results) but lots of – lots of interest in flipping acreage.

I was curious on, if we drilled into the Utica, is there any indication yet of what well productivity could be?  And then, others are sort of saying that the Eagle Ford looks a lot – I'm sorry, looks a lot like the Utica.  And would you agree with that?

H.C. "Kip" Ferguson, III:
There's just not a lot of data on the Utica.  There's not a lot of wells drilled into it in our area or in the Utica in general, there's not a lot of data points to try to make a lot of correlations yet.

M. Bradley Davis:
Hey, Subash, this is Brad.  Let me just say something about the Utica as far as Magnum.  We do have acreage that is prospective for the Utica, OK, but all of our efforts, really, are going to be concentrated on the Marcellus.

We've got more opportunity in the Marcellus than we can really say grace over.  It's going to allow us to substantially increase our daily production rates.  It's going to allow us to substantially increase our total proved reserves.

And you know, for us, it's where we are right now and the capital commitments we need to develop what we already have in our existing three core areas.  You know we're just not going to spend a lot of time on the Utica.

If the Utica's there, and it is – meets the current prospectivity estimates, that's great.  But we are not a Utica player at this juncture.  I mean, we certainly have the prospectivity, but you know all of our efforts up there right now are really concentrated on the Marcellus.  We're going to keep up with what they're doing in the Utica, but that's just not a priority in 2011 for Magnum Hunter Resources.

Subash Chandra:	Yes, I hear you, Brad, but you know if the Utica does look like the Eagle Ford, you got two liquids plays, and that wouldn't be a bad thing, so ...

M. Bradley Davis:	We're just not ...

Gary C. Evans:
Again, I guess that the deal is, we've got so many drilling opportunities in the Marcellus.  We're drilling the pipeline for the Marcellus.  Obviously the Utica, if it's there, as Brad said, it's something we're not going to turn away and look the other way for, but it's just we don't want to take the exploration risk right now when that's not our business model.

Subash Chandra:	Got you. Thank you all.

M. Bradley Davis:	Thank you.

Operator:	Your next question comes from the line of Neal Dingmann with SunTrust.

Neal Dingmann:
Guys, say – good call so far, I was just wondering, Gary, you know strategically wondering on – that you've obviously been pretty acquisitive here recently, wondering, on bolt-on acquisitions, are you always looking to you know add some things up in the Eagle Ford, you know all right NuLoch?

Obviously there's you know maybe more acreage in the Saskatchewan area. Just wondering your thoughts on you know firstly on kind of bolt-on acquisitions, I guess I'd call it.

Gary C. Evans:
Well, as you know, we tried to do some things – most of our bolt-ons have been associated with the Marcellus area.  The Eagle Ford, it's hard to do an acquisition because all the wells are so new.  So it's more additive of leases.

We had this – you know two days ago, some landowners here in the office that I met, and we leased up some additional acreage at a very attractive price compared to where you know leases are going for in the Eagle Ford.  And it's because we control so much acreage in the area, a lot of these landowners don't really have much of a choice.

I mean, it's either lease to us or don't get leased at all.  And so that helps us dictate terms.  That's why, when you get in a new area, you try to be aggressive and tie up as much of the area as possible and then you pick up these little bits of pieces – 1,200 acres, 800 acres, you know 400 acres here and there, and you can usually do it at a very good price.

So when I say "bolt-on," it's bolt-on leases in the Eagle Ford.  It's actually probably leases and wells in the Marcellus.  And then we talk about Bakken – we're obviously looking at assisting NuLoch in their activities on additional opportunities up there.

And our goal, as you know, is to become an operator.  So while most of NuLoch in North Dakota is non-op, our goal is to become an operator up there over the next six to 12 months.  We do operate all the properties that would be in Saskatchewan.

So you know – so all three areas we'll continue to try to expand upon and continue to do deals.  And I see lots of opportunity that – we were at NAPE all day yesterday with a lot of you people that are on this call, and you know the opportunities were just – you know you've got to weed through them, and we pick out the ones that make sense.

So I think that these three core areas will give us many, many future opportunities to look at bolt-on transactions, and we'll continue to do that this year and next year as well.

Neal Dingmann:
And Gary, staying with NuLoch in that – in that area, you know, we continue hearing, maybe heard more on it made yesterday about being the restrictions on takeaway, obviously, a lot of that going through Cushing on the issues there.

I mean, what's your thoughts as far as, I mean, would you look at trying to secure some rail?  What's your thoughts around as you expand the Bakken, you know, on NuLoch and the prior which, as far as takeaway?

Gary C. Evans:
Well, fortunately, for NuLoch, you know, at least, this is probably the only area that I've been involved in my 30-year career where it may be best to be a non-operator with a big companies like Samson and BayTex that have the power from not only the server-side, but also the transportation side to get the product moved.

We haven't had any issues to date.  That doesn't mean we won't have issues, but right now we aren't anticipating any problems getting our oil sold getting it transported, and what have you, because we're partnered up with big companies that control a lot of production.  And that is a key up there.  The little guy that's by himself has problems in the Bakken.

Neal Dingmann:	And last question, if I could, any – can you comment anything on the existing Bakken litigation going on?

Gary C. Evans:
Well, everything, you know, we actually are trying to mediate.  That's coming up soon, so, you know, no promises what may or may not come out of that.  As I said before, we feel very good about our legal position, and we'll – well, we've been down.  It's not a first rodeo, we've ridden that horse, so we'll just continue doing what we have to do.  Fortunately, it's not a big impact on us one way or the other.

Neal Dingmann:	Got it. Thanks, guys. Great color.

Operator:	Your next question comes from the line of Jeff Hayden with Rodman.

M. Bradley Davis:	Hi, Jeff.

Jeff Hayden:	Hey, guys. How you doing today?

M. Bradley Davis:	Good.

Jeff Hayden:
Most of my questions have actually been asked.  I'll avoid beating the Utica horse anymore, but just kind of wondering on the cost guidance.  You know, with the ramp-up you guys are looking for in terms of production next year, where do you kind of see, you know, like, lifting cost, G&A, et cetera, trending to on a per unit basis?

Gary C. Evans:
I'm not sure we've actually modeled that.  I will tell you, you know, from, you know, when you – when you have higher volume wells like we're drilling, you're lifting cost, obviously, is much lower than low volume wells that are pumping.

So one of the things that we have been looking at, especially up in the Kentucky area, is when we bought Triad in February of last year, you know, we picked up 2,000 wells.  Well, a lot of those wells, 600 or 1,000 of those wells, are shallow, very low volume oil pumping wells.  That's where our highest lifting cost is.

So it's just naturally going to happen when you put on the kind of production we're going to put on and those higher lifting cost, marginal Kentucky Wells become a much smaller percentage of your overall mix, you're lifting cost is going to drop like a rock.  And so that in itself is one of the things that we can immediately point to.

We also, though, are evaluating those properties for divestiture.  I mean, some of those don't have much potential.  We're at a $90 oil price.  We bought Triad when, you know, oil was around 40, so – 50 – so we now are going through that process, and we actually are marketing some of those higher lifting cost properties.

So they don't have much impact for us going forward.  We're not going to own them just for oil price appreciation, that's for sure.  So we can give you some more specific modeling that we're working on.  Just feel free to call Brad, and we'll give you some of that information.

Jeff Hayden:	OK. Thanks a lot, guys. I appreciate it.

Operator:	Your next question comes from the line of Dan McSpirit with BMO Capital Markets.

M. Bradley Davis:	Hi, Dan.

Dan McSpirit:	Hello, gentlemen. Good morning. Thank you for taking my questions.

Regarding the 2011 exit rate, or what's anticipated, exceeding 10,000 barrels of oil equivalent per day, can you speak at least generally on the geographic mix of that – of that exit rate?  That is, how much of it will come from the Eagle Ford versus the Marcellus versus the Bakken/Three Forks?

I ask that in an effort to get a better handle on how much the NuLoch acquisition will contribute to that exit rate.

Gary C. Evans:	Well, if you look at our CAPEX, which is about evenly split between Eagle Ford and Marcellus, you'll see about an equal contribution from those two regions to the production for 2011.

NuLoch currently has, I think, six rigs running today. And they are in the process of putting out some additional numbers regarding their activities for 2011.

And so when we close NuLoch, I mean, we have to be careful what we say here because we, you know, we got two public company solicitations going on, and our lawyer's sitting right here to my left and squeezing my knee, so we have to be very careful what we say on projections, but we believe that if you look at, you know, the Eagle Ford, the Marcellus and the Bakken, they're all three going about a third, a third, a third, because the growth is growing from those three areas.

And so, you know, that's the easy answer to the question when you look at CAPEX dollars versus production growth. They're all about going to contribute about a third to the overall mix.

So, Ron, did you have something?

Ronald Ormand:
Yes, I'd say one thing, though, is that if you look at it today just on current run rates, it's about 50 percent Appalachia, 25 percent in the other two, because you have some of the legacy NGAS production, which – but in terms of the CAPEX, moving more towards a third, a third, a third.

Gary C. Evans:	Yes.

Ronald Ormand:	But that's the way it is if you're kind of looking at current run rates.

Gary C. Evans:	Well, the Triad and then at NGAS, you've got existing production there.

Ronald Ormand:	Correct. Right. You have some legacy production in those areas. Over time that's going to become less and less.

Dan McSpirit:	Got it. Got it. Very helpful. And then to confirm the seven net wells that you'll drill in the Eagle Ford shale this year, those will all be located in Gonzales County, correct?

H.C. “Kip” Ferguson:	That's correct.

Gary C. Evans:	Possibly Lavaca.

H.C. “Kip” Ferguson:	Well, they'll be right on the line.

Gary C. Evans:	Right on the...

H.C. “Kip” Ferguson:	Yes, the Lavaca...

Gary C. Evans:	Gonzales-Lavaca county line.

Dan McSpirit:
And again, going back to Gary's comment and appreciating the fact that you get to close on the NuLoch deal, can you at all speak to drilling plans in the Bakken/Three Forks upon closing of the NuLoch transaction?

Specifically, will the Middle Bakken itself be targeted more in North Dakota than what we have witnessed or observed with NuLoch drilling?

Gary C. Evans:
Yes, I would say that, you know, the drilling plans that are currently being undertaken by NuLoch and its partners will probably be pretty consistent this year.  One of the goals of there is, obviously, to hold the acreage.

So while there's many opportunities in the Middle Bakken and Three Forks, you're seeing one well drill the section to obviously hold acreage.  The beauty of – and why we got so excited about the NuLoch transaction is we felt like there was a tremendous amount of undrilled locations that hadn't been booked not only in the Three Forks/Sanish, but also in the Middle Bakken.

And so we could conceivably see, you know, six to eight wells a section.  And that gave us the excitement of where we could see future bookings of reserves and production in that area.  So right now, I think, we're more in the mode of, hey, let's be sure we hold our leases, and that's why the activity level is so great right now.

Dan McSpirit:	Got it. Got it. And then beyond drilling just to hold leases, any thoughts on targeting the Lodgepole in North Dakota?

Gary C. Evans:	I think that NuLoch has actually talked about one specific Lodgepole well, and that’s been drilled and is waiting on fracture stimulation.

Dan McSpirit:	Very good. Thank you again.

Operator:	Your next question comes from the line of Derrick Whitfield with Cannacord Annuity.

Derrick Whitfield:	Good morning, guys. A few additional questions. On the Weir oil play, any updates on when you guys our first planning to test this trend?

Gary C. Evans:	Just drilled a well, right?

H.C. “Kip” Ferguson:
We just drilled a well on the Weir, and we're working on the frac design right now.  We're not in any hurry.  We'd like to get it right.  There's a lot of – there's a lot of differences in up-dip and down-dip Weir.

And either it's mostly oil or mostly gas condensate in oil, so we're kind of looking at that and re-evaluating that from our view and what we've learned from other shale plays.  So it's an ongoing evaluation for us, and we're looking at it, you know, over the next couple of months for sure.

Derrick Whitfield:	OK. And then moving over to the Marcellus on the Weese Hunter 3, I think I heard you say it had similar flow rates as the Weese Hunter 1. Are you guys projecting a similar EUR on that well as well?

Gary C. Evans:	Exactly. The EUR, they look – they're like twins, similar EUR. So the thing that, you know, for me that's pretty telling is, you know, we drilled one well.

Didn't we drill one up-dip and one down-dip, or are they both up?

H.C. “Kip” Ferguson:	They're both up-dip.

Gary C. Evans:	Oh, both up-dip.

So they're, you know, basically parallel wells. We have enough well there to drill maybe four or five more of that pad in...

H.C. “Kip” Ferguson:
We have a nice development program for that area, and so those two Weese Wells really, really defined that area for us internally, along with our pipeline, which runs right on top of this area.  So, you know, I think the Ormet well, which we're currently drilling out plugs right now as we speak, that's going to be a big indicator for the other areas back off to the west.

Gary C. Evans:
Yes, we've – the two Weese Wells were in Tyler County.  The Ormet, as I mentioned, is in Ohio across the river and quite a distance away, so if it comes in like we anticipate, then we kind of, you know, solidified the whole region that looks very prospective.

The other thing that we have learned is that this gas has a lot more condensate than we anticipated, and we're putting a vapor recovery system in on the tanks to sell more gas.  So, you know, we're trying to do the things to maximize this high BTU content that this area has.

Derrick Whitfield:	Thanks. That's great color. And then ending on the Eagle Ford, are you guys sensing any improvement in the service environment with various operators bringing on their own frac fleets?

H.C. “Kip” Ferguson:
You know, let me just say we've got our frac dates for the next year, and we are quite happy with the fact that we secured these a long time ago.  And I think we're going to continue to stay with the group that brought us, and it's important.

We think there's a lot of difficulties out there for some new operators coming into the Eagle Ford, but as for rigs and services that we've already secured a long time ago, you know, we're quite happy with what we've got today.

Gary C. Evans:
But we are taking a very hard look at all of our costs.  I mean, we think we have figured out the drilling side of it.  Now we're looking at how can we cut costs to make our returns better and better.  And Kip and his team are looking at every single thing that we spend up there.

We're probably going to be putting some of our own disposal systems and may be buying some more equipment that we use in all these wells to cut the costs, because the service guys are really putting it to everybody down there because of demand.  It's simply supply and demand.

Derrick Whitfield:	OK. That's very helpful. Thanks, guys.

Operator:	Your next question comes from the line of Welles Fitzpatrick with Johnson Rice.

M. Bradley Davis:	Hi, Welles.

Welles Fitzpatrick:
Hi.  Can you talk a little bit about the Weese Hunter #1003’s, the curve?  I mean, I guess in the K it says it came along at five-and-a-half versus a seven.  Is it just a much flatter curve, and that's why the first and the second well are kind of looking to be the same EUR?

H.C. “Kip” Ferguson:
Let me add to that a little bit.  You know, we – we had a really nice IP on the first well and of 7 million, and – but we found out when we were flowing that well back is that when we flowed the high rates, we were pushing water over into our de-hy and flooding our de-hy, so we actually had to cut the well back to the four-and-a-half, five million range.

It didn't declined to that.  That's what we actually choked it back to.  So we cleaned the well up.  We had a beautiful rate of 7 million a day, and on the next well we had the same setup.  We just left them both at four-and-a-half million a day.

So, you know, we didn't decline to that. We actually did it ourselves within a three-day period.

Welles Fitzpatrick:
OK, perfect.  And can you guys talk a little bit about your Weir plans for '11 leasing, drilling?  And are those two horizontals that were drilled – are those ever going to be – I mean, are those going to be released when the deal closes, or are you guys probably just going to wait for your own results?

Gary C. Evans:
Those are our own results.  We are – those two wells, we own 100 percent of.  Magnum Hunter drilled those on – we did – we did a farm-out with NGAS.  NGAS didn't have the capital to do it, so we funded it.

Ronald Ormand:	But they – but they have not been completed yet.

Gary C. Evans:	No, we're still – we're still drilling, still completions, were just so early. So, you know, they probably won't be announced until after the NGAS deal closes just because of timing.

Welles Fitzpatrick:	OK. And...

Male:	(Inaudible) that crew.

Welles Fitzpatrick:	And on leasing and '11 plans for drilling?

Gary C. Evans:	Well, we already have sufficient leases, and the purpose of drilling these two wells was to maintain leases. So I don't see us at this point doing any additional leases.

We have had NGAS talk to a number of the parties that they lease land from, and we've gotten extensions.  We've gotten approvals where we didn't have to drill any wells this year.  So we pushed off a lot of the drilling commitment that NGAS would have had into 2012.  So that's been a big plus.

Welles Fitzpatrick:	Perfect. And as for the cryo plant, everything still on track for October?

Gary C. Evans:
Yes.  We actually had the cryo plant people in here in the office yesterday.  Everything is on track.  We've had – that plant purchase has turned out to be another fortuitous move.  We've had – I don't know – three or four companies are trying to by our plant and by our place in line, but right now we haven't any – we don't have any intention of selling it.  We're very excited that that's on track.

And we still haven't completely finalized our location of where we're going to place that, because so much activity is going on up in this area, but we're getting pretty close to making that decision.

Welles Fitzpatrick:	Perfect. Thanks so much.

Operator:	Your next question comes from the line of Amir Arif with Stifel.

M. Bradley Davis:	Hi, Amir.

Amir Arif:	Thanks, guys. All my questions have been answered. Thanks.

Gary C. Evans:	Thanks.

M. Bradley Davis:	Thank you.

Operator:	Your next question comes from the line of Irene Hass with Wunderlich Security.

Irene Hass:
Yes, I have a question for Kip.  You're talking about doing a 3D in the Eagle Ford trend with your buddies in the neighborhood.  And my question for you is have you totally gotten your head around what really is sitting underneath your acreage and really, you know, aside from Eagle Ford, could there be other zones that is still prospective that you can sort of play a held by product game, say, a year or so later?

H.C. “Kip” Ferguson:
Yes, hello, Irene.  Yes, you know, one of the things we've noticed in this area is our area was really not heavily drilled in the initial Austin Chalk go-around.  We're not real big Austin Chalk players, but we're getting some huge shows as we drill through the Austin Chalk.

And we've had to go on choke a couple of times when we hit the Austin Chalk, so we really like the Austin Chalk potential, but the whole idea is drill Eagle Ford, save the chalk for later, and you've got the wellbores all there, and we just kick out the wellbores and drill a free Austin Chalk well later down the road.  So it's a good opportunity for us.

Irene Hass:	Thanks.

H.C. “Kip” Ferguson:	Thank you.

M. Bradley Davis:	Thank you, Irene.

Operator:	Your next question comes from the line of Steve Berman with Pritchard Capital.

M. Bradley Davis:	Hi, Steve.

Steve Berman:	Guys, another Atascosa question. EOG had a 1,300-plus BOE a day well against last night. Do you know if that's anywhere near any of your acreage? I really haven't had a chance to look.

H.C. “Kip” Ferguson:	I don't. I kind of think I know where it is, and I think it's a little deeper than ours. And it's off to the – I believe it's off to the – to the kind of southeast of our acreage and a little deeper.

Steve Berman:	OK. Thanks.

And a question for Ron, if you have it at your fingertips. Do you have Q4 NGL realized prices in front of you? If not, I can get it from Brad later.

M. Bradley Davis:	I'll get it for you right away after the conference is over, the call is over, Steve.

Steve Berman:	OK. All right.

Ronald Ormand:	There wasn't a lot of NGLs, because we...

Gary C. Evans:	Yes, the NGLs were pretty minimal, because we just put the first Weese on, you know, the end of December. The second Weese didn't go on till, you know, January, so...

M. Bradley Davis:	Well, that production rate for the year-end for the quarter is on – is in one of the charts on the back of our press release, so – but I'll get that number for you.

Steve Berman:
And then last question is that clarification on your Marcellus acres.  There is the original 42,000, I think, from Triad and the 8,600 and change you picked up from PostRock, which is the total you're showing in your presentation.  What about the Ohio acreage?

Gary C. Evans:	That is a – that is a farm-in from another company, and I want to say it's, like, 6,000 acres.

How much?

Ronald Ormand:	Six thousand gross.

Gary C. Evans:	Yes, 6,000 gross acres. And we basically have 50 percent of that.

Steve Berman:	But that's not – so that's not in the total that you're showing in your...

Gary C. Evans:	Well, I think it's not, because we haven't earned it yet.

Steve Berman:	Yes.

Gary C. Evans:	We don't think we earned it until we finish the drilling commitment.

Steve Berman:	Right. OK. That clears it up. All right, thanks, guys.

M. Bradley Davis:	Thank you, Steve.

Operator:	Your next question comes from the line of Hsulin Peng with Robert W. Baird.

Hsulin Peng:	Morning, gentlemen.

M. Bradley Davis:	Good morning.

Hsulin Peng:	Good morning.

My first question is can you give us a progress report specifically on the Gonzo #1 and Cinco #1, wells?  Are you – do you have scheduled frac dates?  And did the weather, the cold weather in January in Texas, did that impact you?

H.C. “Kip” Ferguson:
Oh, well, to answer your question, the Gonzo North #1 well – I think we said this earlier – frac date is approximately February 25th, plus or minus a day.  And the Cinco Ranch well will be fracked immediately thereafter.  In fact, the same frac crew is moving from our location over to the Cinco Ranch well.

Hsulin Peng:	Good. Thank you.

And the second question is you mentioned on your press release that you have liquidity of 45 million until February 16th.  What volume base is that based on?  Because I'm thinking that does not include your anticipated volume base increase to 145.

Ronald Ormand:	That's correct. It's just on our existing borrowing base of 71.5.

Hsulin Peng:	Great. Thanks for that information.

Gary C. Evans:	Once we close – once we close those other transactions and they get, you know, thrown into the borrowing base, then that borrowing base goes up.

Ronald Ormand:	Yes. Our borrowing base will be 145 post both deal.

Hsulin Peng:	OK. Sounds good.

So the weather impact – so just to be clear, so the cold weather in Texas in January did not impact you guys.

H.C. “Kip” Ferguson:	No, it did not.

Hsulin Peng:	OK. OK, thank you.

Gary C. Evans:	Thank you.

M. Bradley Davis:	Thank you.

Operator:	Your next question comes from the line of Philip Dodge with Tuohy Brothers.

Philip Dodge:	Good morning, everybody.

This question might be better for the next earnings conference call, but I'll try anyway.  Have you done evaluations of the PostRock and NuLoch properties to decide whether you would expand the activity on those, whether you have to drill the hole, or whether there other issues and the choices instead, and also whether money would come out of the legacy acreage at all?

Gary C. Evans:
OK.  I can tell you that the PostRock acreage we've got planned beginning here in a couple of weeks to drill four wells back-to-back.  And what we haven't talked much about is we just drilled two wells offsetting that acreage with Stone Energy.  Those wells have recently TD'd, and we're in the process of fracking them.

So, you know, we talk about these bolt-on transactions.  We're continuing to do deals with companies that we – are in the area.  And we're really excited about the PostRock transaction and what we think we can do to enhance the production there.

From a geologic standpoint, we actually like the reserve potential in Lewis County, the PostRock stuff, better than some other areas.  So we'll just have to see, obviously.  So you're going to see some activity there in relatively short order over the next, you know, 60 or 90 days.

So we also are, obviously, looking at our midstream opportunities to move gas from the PostRock area to other processing opportunities and pipeline opportunities in that area.

Our goal with our midstream, to kind of (inaudible) a bit, just to have more outlets for our gas than anybody else has in this part of northwest West Virginia.  We want to have outlets to Columbia, Teco.  We want to have outlets to Dominion.  We want to have outlets to – what's the third one?  I'm forgetting.  There's another company up there.

Ronald Ormand:	Columbia.

Gary C. Evans:	Well, Columbia is Teco.

So, yes, Teco is affiliated with Columbia, but that's a different pipeline, so three different pipelines.  Nobody else up there will have that opportunity, and so we not only want to go to these pipelines, and that means building pipelines to the PostRock acreage, but also to as many plants as we can have.

So that is different than what a pipeline company would do, because we're thinking more of it from a producer standpoint.  So it's kind of ironic that we have this midstream opportunity, because we're working hand-in-hand on our midstream opportunities up there with our development of our leases and our acquisition efforts and our joint ventures.

So it's a bit of a different business plan, but it's like putting a bunch of pieces of the puzzle together. But we're seeing just all kinds of opportunities, because we're in that business.

Philip Dodge:	OK. Understood. Just one other. You discussed the fracking schedule locked up in the Eagle Ford for 2011, but have you got that kind of arrangement in the Marcellus also?

Gary C. Evans:
What we've done in Marcellus is we teamed up with three other companies and we’ve formed a bit of a co-op.  And we have scheduled a fracking company for all of 2011 between ourselves.  So we have certain dates and periods each.  They have certain dates and periods each month.  So the frac crew is dedicated to assess the team, or our co-op, and then we amongst ourselves have divvied up when we – when we use that frac crew.

Philip Dodge:	OK. Thanks very much.

Gary C. Evans:	All right. Thanks, Steve.

Operator:	Your next question comes from the line of William Butler with Stephens Inc.

William Butler:	Hi, guys. Can you all talk a little bit more about the economic pickup in the wet gas window and in the West Virginia acreage?

Gary C. Evans:
Well, obviously, you know, having 1,250 BTU gives you an opportunity to not only have concentrate, but strictly liquids, and that's why we ordered this 200 million a day cryogen plant.  We're not getting the full benefit of that 1,250 BTU today by selling to Dominion like we're doing.

And so that's one of the reasons we're also – because it's turned out to be richer than we thought, we are looking at putting a vapor recovery system in on a tank so we can recover those vapors that evaporate in the atmosphere.  So, you know, it drives the economics substantially in this part of the world, having that kind of BTU equivalent.

I should also mention, though, you know, NGAS, those Huron wells are 1,200 BTUs, so it's not like – you know, that's why, as I said earlier, we were picking up a processing plant with NGAS.  So this area of West Virginia, as well as what we've got going on over in Kentucky with the Huron with NGAS, it's all liquids rich.

And it really drives your economics. When you have a $4 gas environment and you got 1,200 BTU, you're selling six to seven bucks, so it just has a tremendous edge on economics.

William Butler:	OK. And did you all experience any weather delays up there in West Virginia during the quarter?

Gary C. Evans:
We have.  No question.  Just timing delays of getting things done, like this Ormet Well that we're drilling out the plugs.  We're probably, I would say, two to three weeks behind because of weather and because of freeze-ups.  And, you know, the weather has been pretty atrocious up there.

William Butler:	OK. But that shouldn't impact the 2,900 BOE anticipated production for the quarter?

Gary C. Evans:	No, I don't think...

Ronald Ormand:	No, what we said is we're currently producing at – in excess of 3,000 BOE, and you get projection per quarter.

Gary C. Evans:	Yes.

William Butler:	OK. I'll just look at the slide from the investors presentation. OK. Great, thank you.

Gary C. Evans:	OK. Thank you.

Operator, I think we have...

M. Bradley Davis:	That's it.

Gary C. Evans:
I answered.  We've been on the call for an hour and five minutes, so I would like to thank all of you for dialing in.  And we obviously have a lot of things going on here over the next 60 or 90 days.  We'll keep you abreast as we are successful in completing our acquisition efforts and our drilling efforts going forward.

And I look forward to our next call together. Thank you.

Ronald Ormand:	Thank you.

Operator:	This concludes today's Magnum Hunter Resources fiscal year 2010 financial and operating results conference call. You may now disconnect.

END

Forward Looking Statements
The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to our pending acquisitions of NGAS Resources, Inc. and NuLoch Resources Inc., forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of the proposed transactions; the ability to complete the proposed transactions considering the various closing conditions; the benefits of such transactions and their impact on the Company’s business; and any statements of assumptions underlying any of the foregoing.  In addition, if and when either proposed transaction is consummated, there will be risks and uncertainties related to the Company’s ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

With respect to the Company’s pending acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that either proposed transaction will not be consummated; failure to satisfy any of the conditions to either proposed transaction, such as in the case of the NGAS transaction the inability to obtain the requisite approvals of the NGAS shareholders and the Supreme Court of British Columbia, or in the case of the NuLoch transaction the inability to obtain the requisite approvals of NuLoch’s shareholders, the Company’s shareholders and the Court of Queen’s Bench of Alberta; adverse effects on the market prices of NGAS’s or NuLoch’s common stock and on operating results because of a failure to complete either proposed transaction; failure to realize the expected benefits of either proposed transaction; negative effects of announcement or consummation of either proposed transaction on the market price of the common stock of either NGAS or NuLoch; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the proposed transaction; and other factors. These factors are in addition to the risks described in our public filings made from time to time with the Securities and Exchange Commission. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Additional Information About the Proposed NuLoch Transaction

In connection with the proposed NuLoch transaction, the Company will file a preliminary proxy statement and definitive proxy statement with the Securities and Exchange Commission (“SEC”).  The information contained in the preliminary filing will not be complete and may be changed.  STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

The definitive proxy statement will be mailed to the Company’s stockholders seeking their approval of the issuance of the Magnum Hunter shares as consideration for the proposed transaction, including the Magnum Hunter shares issuable upon exchange of certain exchangeable shares that may be issued in connection with the transaction.  The Company’s stockholders may also obtain a copy of the definitive proxy statement free of charge once it is available by directing a request to: Magnum Hunter Resources Corporation at 832-369-6986 or 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056 Attention: Investor Relations.  In addition, the preliminary proxy statement, definitive proxy statement and other relevant materials filed with the SEC will be available free of charge at the SEC’s website at www.sec.gov or stockholders may access copies of such documentation filed with the SEC by the Company by visiting the Investors section of the Company’s website at www.magnumhunterresources.com.

Participants in the Solicitation

The Company and its respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation is available in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on September 3, 2010.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The Magnum Hunter shares and the exchangeable shares to be issued in the proposed transaction in exchange for NuLoch shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company intends to issue such shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.  The arrangement agreement for the transaction contemplates that the issuance of the Magnum Hunter shares upon exchange of the exchangeable shares will be registered under the Securities Act.

Additional Information About the Proposed NGAS Transaction

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed NGAS transaction, NGAS Resources, Inc. will file a proxy statement and NGAS Resources, Inc. and Magnum Hunter  will file other relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS OF NGAS RESOURCES, INC. ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and security holders may obtain a free copy of the proxy statement and other relevant materials when they become available and any other documents filed by Magnum Hunter and NGAS Resources, Inc. with the SEC, at the SEC’s website at www.sec.gov. The proxy statement and such other documents filed by NGAS Resources Inc. may also be obtained for free by contacting NGAS Resources, Inc. at 959-263-3948 or 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509-1844 or visiting NGAS Resources, Inc.’s website at www.ngas.com. Copies of any materials filed by Magnum Hunter may also be obtained for free by contacting Magnum Hunter at 832-369-6986 or 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056 Attention: Investor Relations or visiting Magnum Hunter’s website at www.magnumhunterresources.com.

Participants in the Solicitation

Magnum Hunter, NGAS Resources, Inc. and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of NGAS Resources, Inc. shareholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Magnum Hunter’s executive officers and directors in the solicitation by reading the proxy statement for Magnum Hunter’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on September 3, 2010, and the proxy statement of NGAS Resources, Inc. relating to the proposed transaction and other relevant materials filed with the SEC when they become available. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of NGAS Resources, Inc.’s executive officers and directors in the solicitation by reading the proxy statement for NGAS Resources, Inc.’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on April 29, 2010, and the NGAS Resources, Inc.’s proxy statement relating to the proposed transaction and other relevant materials to be filed with the SEC when they become available. Certain executives and directors of NGAS Resources, Inc. have interests in the proposed transaction that may differ from the interests of NGAS Resources, Inc.’s shareholders generally, including benefits conferred under severance, retention and change of control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement when it becomes available.